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                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                     SHAREHOLDER PROTECTION RIGHTS AGREEMENT

         Amendment No. 1, dated as of October 28, 2002, to the Shareholder Protection Rights Agreement, dated as of August 21, 1998 (the "Agreement"), between IRT Property Company, a Georgia corporation (the "Company"), and SunTrust Bank, Atlanta, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of October 28, 2002 (the "Merger Agreement"), with Equity One, Inc., a Maryland corporation; and

         WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend, pursuant to Section 5.4 of the Agreement, the Agreement to comply with the terms of the Merger Agreement, and a majority of the Continuing Directors, at a meeting of such Board duly called and held on October 28, 2002, voted in favor of the adoption of this Amendment.

         NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1.1 of the Agreement under the definition of "Acquiring Person" is hereby amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, no Person shall become an 'Acquiring Person' as the result of the execution and delivery of, or the consummation of any of the transactions contemplated by, each of the Agreement and Plan of Merger dated as of October 28, 2002 among Equity One, Inc., a Maryland corporation, and the Company (the "Merger Agreement"), the Voting Agreements, dated as of the date of the Merger Agreement, among the Company and certain principal shareholders of Equity One, Inc. (the EQY Voting Agreements") and the Voting Agreements, dated as of the date of the Merger Agreement, among Equity One, Inc. and certain principal shareholders of the Company (together with the EQY Voting Agreements, the "Voting Agreements")."

         2. Section 1.1 of the Agreement under the definition of "Beneficial Owner" is hereby amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, no Person shall be deemed the 'Beneficial Owner' of, or to 'Beneficially Own', any securities on account of the execution and delivery of the Merger Agreement and the Voting Agreements or the consummation of the transactions contemplated thereby."


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         3.       Section 1.1 of the Agreement under the definition of
"Separation Time" is hereby amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, no announcement of the execution and delivery of the Merger Agreement or of the calling of a shareholders meeting to approve and adopt the Merger Agreement nor the filing of the Joint Proxy Statement (as defined in the Merger Agreement) or any amendment thereto nor any distribution of the prospectus contained therein nor any other action taken to facilitate the consummation of any of the transactions contemplated by the Merger Agreement and the Voting Agreements shall be deemed the publication, sending or giving of a tender offer or exchange offer for the purposes of this Agreement."

         4. Section 1.1 of the Agreement under the definition of "Expiration Time" is hereby deleted in its entirety and the following is substituted in lieu thereof:

         "'Expiration Time' shall mean the earliest of (i) the Exchange Time,
         (ii) the Redemption Time, (iii) August 31, 2008 and (iv) the Effective Time (as defined in the Merger Agreement)."

         5. Section 5.14 of the Agreement is hereby amended by adding a new sentence to the end as follows:

         "The execution and delivery of and the consummation of the transactions contemplated by the Merger Agreement and Amendment No. 1 to this Agreement have been approved as of October 28, 2002 by all members of the Board of Directors of the Company for all purposes under this
         Section 5.14."

         6. Terms used herein without definition shall have the meanings assigned to them in the Agreement. Other than as amended hereby, all other provisions of the Agreement shall remain in full force and effect.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

                                          IRT PROPERTY COMPANY


                                          By:      /s/  Thomas H. McAuley
                                               --------------------------------

                                          Title:   Chief Executive Officer


                                          SUNTRUST BANK, ATLANTA


                                          By:      /s/  Sue Hampton
                                             ----------------------------------

                                          Title:   Vice President
                                                  -----------------------------